Exhibit 10.2

CONSULTATION AND SCIENTIFIC ADVISORY BOARD AGREEMENT

THIS CONSULTING AND SCIENTIFIC ADVISORY BOARD AGREEMENT effective as of the 1ST day of January, 2010 (the “Effective Date”), between AVEO PHARMACEUTICALS, INC., a Delaware corporation with offices at 75 Sidney Street, 4th Floor, Cambridge, MA 02139 (the “Company”) and Ronald A. DePinho, MD residing at 565 Boylston Street, Brookline, MA 02445 (“Consultant”).

The Company desires to engage Consultant to perform consulting services for the Company during the Consulting Period and Consultant desires to perform such services, on the terms and conditions hereinafter set forth.

1.	Academic Responsibility

It is recognized that as a member of the faculty and/or professional staff of the Dana Farber Cancer Institute and Harvard Medical School (collectively, the “Institute”), Consultant is responsible for a variety of duties at the Institute and is subject to all requirements of the Institute’s Faculty Policy on Integrity in Science/Financial Conflicts of Interest, which requirements may constrain in one or more than one aspects the performance of consulting services hereunder.

The Dana-Farber Cancer Institute Standard Consulting Agreement Provisions (“Standard Provisions”) are attached hereto as Schedule B and are incorporated herein by reference. The parties hereto agree to abide by such Standard Provisions and further agree that if any provision in the Agreement is inconsistent with these Standard Provisions, these Standard Provisions shall govern and prevail.

2.	Term

The period during which Consultant is engaged in a consulting relationship with the Company hereunder is hereafter referred to as the “Consulting Period.” The Company agrees to retain Consultant, and Consultant agrees to serve, on the terms and conditions of this Agreement for a period commencing on the Effective Date and ending on December 31st, 2010, subject to earlier termination as provided herein. This Agreement may be renewed by mutual consent of both parties.

3.	Duties and Services

Consultant is hereby engaged to act as a general consultant to the Company in the field identified on Schedule A attached hereto. Consultant’s duties shall be those identified on Schedule A attached hereto (the “Services”).

Consultant shall devote such time and energies as is reasonably necessary to fulfill his obligations hereunder, subject to his commitments to the Institute. Notwithstanding the foregoing, Consultant shall devote 10 days per year, to be reasonably distributed over the year as shall be determined in good faith by the senior management of the Company .(the “Senior Management”), fulfilling his obligations hereunder (the “Time Commitment”).

Consultant agrees that he will be available on a reasonable basis for meetings and interactions with the Company. It is understood that Consultant shall be an independent contractor who may be engaged in other employment or who shall render other consulting services during the period of this Consulting Agreement, subject to the limitations of Section 7 hereof.

The Consultant shall not, during the term of this Agreement, enter into any consulting or other similar relationship with any other party and shall not found or otherwise hold an equity interest in any other business entity (other than as a shareholder of less than 2% of the stock of a publicly traded corporation, provided that Consultant exercise no operational or strategic control over such corporation), unless Consultant received prior written approval from the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld or delayed. For avoidance of doubt, the Consultant’s existing obligations to perform consulting and research services for the entities listed below (the “Exempted Entities”) shall not be a violation of this paragraph (provided, that such existing obligations to the Exempted Entities do not materially change in either time commitments or scope):

•	Metamark Genetics

•	NetEffect Pharmaceuticals

•	EdenRx Pharmaceuticals

•	Ageos Pharmaceuticals

•	GlaxoSmithKline

4.	Compensation

a.	As payment for such Services during the Consultation Period, the Company shall pay the Consultant an annual retainer fee of $100,000 (payable in equal quarterly installments in arrears on the first day of January, April, July and October of each year).

b.	The foregoing compensation set forth in Section 4(a) represents the full consideration to be provided to the Consultant as an SAB member or consultant of the Company, under this Agreement or any previous or contemporaneous agreement.

Consultant acknowledges that as an independent contractor he is not entitled to participate in or receive any benefit or right offered to Consultants of the Company under any Consultant benefit plan, including without limitation, medical and health insurance. Consultant acknowledges that the Company will not withhold taxes on any amounts paid to him hereunder and that Consultant is responsible for all tax withholding, social security, unemployment insurance and other similar payments.

5.	Expenses

Consultant shall be entitled to reimbursement for all reasonable, appropriate or necessary travel and other out-of-pocket expenses necessarily incurred in the performance of his duties hereunder, in accordance with the then-regular procedures of the Company; provided that any expenses in excess of $2,500 in any calendar quarter shall require written approval, which approval shall not be unreasonably denied or withheld.

6.	Representations and Warranties of Consultant

Consultant represents and warrants to the Company that, to the best of his knowledge, Consultant is under no contractual restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder except as set forth in Section 1. Consultant represents and warrants that the Time Commitment contained in Section 3 above is acceptable and consistent, in all respects, with his performance of contractual obligations for the Institute. Consultant represents and warrants that this Agreement has been reviewed by the Institute and to the best of Consultant’s knowledge, the execution and performance of this Agreement is not inconsistent with and will not violate any policies or procedures of the Institute which are applicable to the Consultant. Consultant represents and warrants that, to the best of his knowledge, the execution of this Agreement and the performance of his duties hereunder in no way conflicts with any non-disclosure or confidentiality agreement between the Consultant and any third party. Consultant represents and warrants that Consultant has provided to the Company all consulting agreements, confidentiality and non-disclosure agreements and assignment of inventions agreements to which Consultant is a party.

7.	Non-competition

a.	During the term of this Agreement and for a period of one (1) year commencing on the expiration or termination (if earlier) of this Agreement, Consultant agrees that he will not perform consulting or research services in the Field (as set forth in Schedule A) which competes with the Company (as an employee, consultant or otherwise) for any other commercial entity or found or otherwise hold an equity interest in any other business entity in the Field (other than as a shareholder of less than 2% of the stock of a publicly-traded corporation, provided that Consultant exercise no operational or strategic control over such corporation) unless Consultant obtains prior written approval from the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld or delayed. For avoidance of doubt, the Consultant’s existing obligations to perform consulting and research services for the Exempted Entities shall not be a violation of this paragraph; provided, that such existing obligations to the Exempted Entities do not materially change in either time commitments or scope.

b.	During the term of this Agreement and for a period of one (1) year commencing on the expiration or termination (if earlier) of this Agreement, Consultant will not solicit, entice, persuade or induce any individual who is then, or has been within the preceding six-month period, an employee or consultant of the Company or any of its subsidiaries or affiliates to terminate his employment or consulting relationship with the Company or any of its subsidiaries or affiliates or to become employed by or enter into contractual relations with any other individual or entity, and the Consultant shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity. The term “affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, is controlled or is controlled by, or is under common control of the Company.

c.	Since a breach of the provisions of this Section 7 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith. Consultant agrees that the provisions of this Section 7 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 7 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

d.	The provisions of this Section 7 shall survive any termination or expiration of this Agreement.

8.	Patent, etc.

Company acknowledges Consultant is an employee of the Dana Farber Cancer Institute (DFCI) with pre-existing obligations to DFCI. Company further acknowledges and agrees that nothing contained in this Agreement shall affect or prevent the Consultant from fulfilling his obligations and responsibilities to DFCI, including engaging in activities as part of the course and scope of Consultant’s employment with DFCI at its facilities.

Subject to the terms and conditions of the Dana Farber Cancer Institute Standard Consulting Agreement Provisions, a copy of which is attached hereto as Schedule B (the “DFCI Standard Provisions”), any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether patentable or not which Consultant may conceive or reduce to practice or author in the performance of consulting services to the Company under this Agreement and either relating to a field which the Company may then be engaged or contemplates (as demonstrated by the records of the Company) being engaged (“Inventions”), shall belong to the Company. As soon as a Consultant conceives of, reduces to practice or authors any Invention, he agrees immediately to communicate such fact in writing to the Company, and, forthwith upon request of the Company, Consultant shall assist in the execution of all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order to (a) vest in the Company all Consultant’s right, title, and interest in and to Inventions which are the sole property of the Company, and (b) if patentable or copyrightable, to obtain at Company expense patents or copyrights (including extensions and renewals) thereof in any and all countries in such name as the Company shall determine. Time devoted by the Consultant to satisfying the foregoing obligations shall qualify toward satisfaction of the Consultant’s Time Commitment. The provisions of this Section 8 shall survive any termination or expiration of this Agreement.

9.	Confidential Information

a.	All confidential or proprietary information concerning the conduct, affairs, products, Inventions, plans, or other aspects of the Company’s business, prospects or assets or other information relating to the business of the Company or of any customer or supplier of the Company which Consultant may obtain from the Company during the Consulting Period shall not (except in compliance with Section 10 herein) be published, disclosed, or made accessible by him to any other person, firm or corporation either during or after the Consulting Period or used by him, either directly or indirectly, except during the Consulting Period in the business and for the benefit of the Company, in each case without prior written permission of the Company. Consultant shall return all physical evidence of such confidential information to the Company prior to or at termination of his retention as a Consultant by the Company. Notwithstanding the foregoing, the Consultant’s legal counsel may retain a single copy of confidential information for archival purposes only to provide a record of disclosure for a period of five (5) years following the expiration or termination of this Agreement. As used in this Section 9 “confidential information” shall mean any information developed by or on behalf of, or otherwise acquired by, the Company and regarded by the Company as confidential, except that information which: (i) is generally known and available to the public; (ii) was known to Consultant prior to being obtained from Company hereunder; (iii) was lawfully given to Consultant by an independent third party; or (iv) was developed by or on behalf of Consultant independent of being obtained from Company hereunder.

b.	The provisions of this Section 9 shall survive the expiration or termination of this Agreement for a period of five (5) years.

10.	Publications

The Consultant shall provide the Company with an early draft copy of any proposed publication of research results within the Field or which use the materials and methods claimed by the patents licensed from the Institute to the Company pursuant to that certain Exclusive License Agreement dated March 19, 2002 between the Company and the Institute. If the Company informs the Consultant, within fifteen (15) days of receipt of an early draft copy of a proposed publication which conveys the content of a final publication, that such publication in its reasonable judgment could be expected to have a material adverse effect on any of its intellectual property, the Consultant shall, to the extent permitted by the policies and procedures of the Institute and any agreements to which he is a party, delay or prevent such publication as proposed for a period not to exceed 30 days to permit the timely preparation and filing of a patent application(s) or application(s) for a certificate of invention on the information involved; provided, that the Company will use its reasonable best efforts to review and prepare and file any such patent application(s) or application(s) for a certificate of invention as quickly as possible.

11.	Termination

a.	Notwithstanding anything herein contained, on or after the date hereof and prior to the end of the Consulting Period:

i.	Either party may terminate this Agreement at any time without cause, upon 30 days written notice, or immediately upon Cause.

ii.	this Agreement shall terminate automatically if Consultant shall be unable to discharge his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a period of not less than nine months in any eighteen month period.

iii.	this Agreement shall terminate, if the Consultant shall die, on the date of Consultant’s death.

For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon (a) a good faith finding by the Board of Directors of the Company (the “Board”), of the willful failure by the Consultant to perform the Time Commitment, (b) a good faith finding by the Board of material failure by the Consultant to perform Duties as requested by Senior Management, (c) Consultant’s intentional or reckless disregard of the rules or policies of the Company made known to him, or material breach of any agreement with the Company (including this Agreement), (d) a good faith finding by the Board of material dishonesty, gross negligence, material misconduct or fraud on the part of the Consultant, or (e) the conviction of the Consultant of, or the entry of a pleading of guilty or nolo contendere by the Consultant to, any crime involving moral turpitude or any felony; provided that, in the case of clauses (a), (b) or (c) above, the Consultant shall be given written notice of such failure and a period of fifteen (15) business days to remedy such failure, with the determination as to whether such remedy has occurred to be made solely by the Board, acting in good faith and exercising reasonable judgement.

12.	Survival

Sections 7, 8 and 9 hereof shall survive termination of this Agreement.

13.	Entire Agreement; Modification

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter. Notwithstanding the foregoing, the rights of the Company, and the obligations of the Consultant set forth in this Agreement, including without limitation in Sections 7(a), 8 and 9, are subject to and limited by the DFCI Standard Provisions. This Agreement may be modified only by a written instrument duly executed by each party.

14.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14). Notice to the estate of Consultant shall be sufficient if addressed to Consultant as provided in this Section 14. Any notice or other communication given by certified mail shall be deemed given three days after the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

15.	Waiver

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provisions of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, signed by the party giving such waiver.

16.	Binding Effect

Consultant’s rights and obligations under this Agreement shall not be transferable by assignments or otherwise. The provisions of this Agreement shall be binding upon and inure to the benefit of Consultant and his heirs and personal representatives and shall be binding upon and inure to the benefit of the Company and its successors and assigns. The term successors and assigns shall include any Company, partnership, association or other entity which buys all or substantially all of the Company’s assets, stock or with which it merges or consolidates.

17.	Headings

The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

18.	Counterparts; Governing Law

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth under their respective signatures below.

AVEO PHARMACEUTICALS, INC.			CONSULTANT

/s/ Tuan Ha-Ngoc			/s/ Ronald A. DePinho
Name:	Tuan Ha-Ngoc		Ronald A. DePinho, MD
Title:	President and Chief Executive Officer	Date:	11/4/10
Date:	11/4/10

Schedule A

For purposes of this Consulting Agreement,

“Field” shall mean to assist the Company in the discovery and development of cancer therapeutics and diagnostics.

“Duties” shall mean:

(a)	Consulting with, and advising the Company with respect to:

•	business development activities.

(b)	Membership on the Company’s Scientific Advisory Board (“SAB”), including, but not limited to:

•	attendance in person and participation in meetings when requested by the Company;

•	chairing one meeting per year when requested by the Company whereby Consultant shall lead discussion on a specified topic;

•	providing strategic scientific guidance to the Company regarding product and technology development programs;

•	providing ideas and concepts for new product areas and make recommendations on future scientific directions; and

•	providing contacts within the scientific community.

(c)	Attendance at outside meetings and participation in telephone discussions, including, but not limited to:

•	business development meetings.

(d)	Assistance with scientific matters, including, but not limited to:

•	providing a lead role in scientific publications.

(e)	It is anticipated that Consultant shall provide 80 hours of service pursuant to this Agreement.

Schedule B

DANA-FARBER CANCER INSTITUTE

STANDARD CONSULTING AGREEMENT PROVISIONS

1	It is the policy of Dana-Farber Cancer Institute Inc. (“DFCI”) that these Standard Consulting Agreement Provisions (“Standard Provisions”) must be attached to any written agreement (“Agreement”) to provide consulting services between an employee, student, or member of the professional staff (“Consultant”) of DFCI and any organization (“Company”) and must be signed by both parties to the Agreement.

2	Nothing in the Agreement shall limit or be construed to limit the right of Consultant to use or publish information which (a) is or becomes available to the public through no breach of the Agreement by Consultant, (b) was known to Consultant before the consulting services were performed, (c) is acquired by Consultant from a third party having the legal right to disclose the information to the Consultant or (d) Consultant is required to disclose by law, government regulation, court order, the DFCI Conflict of Interest and Conflict of Commitment Policy or the Faculty of Medicine of Harvard University Faculty Policies on Integrity in Science. In addition, information generated by Consultant pursuant to the Agreement shall be proprietary to the Company only if (a) such information is generated as a direct result of the performance of consulting services under the Agreement and (b) is not generated in the course of the Consultant’s activities as a DFCI employee. Consultant agrees not publish, disseminate or otherwise disclose any proprietary information of the Company, obtained in the course of providing consulting services to Company, to any third party for a period of five (5) years after the termination or expiration of this agreement.

3	Consulting services shall not involve any use of the funds, personnel, facilities, materials, or other resources of DFCI, provided that Consultant may use the library and the Consultant’s office. Mere use of standard office equipment shall not constitute use of DFCI resources.

4	Neither the name of the Consultant nor that of DFCI, nor any variation thereon, nor adaptation thereof may be used in any advertising, promotional or sales literature, or other publicity without the prior written approval of the party whose name is to be used.

5	Consultant’s rights, title and interest in inventions, discoveries and developments conceived or reduced to practice in the performance of Company funded consulting services made solely or jointly with Company employees or agents (“Consulting Inventions”) may be assigned to the Company, so long as the provisions in Paragraph 6 below are not applicable. Consultant shall disclose to DFCI’s Office for Research Technology and Ventures, in confidence, all Consulting Inventions which are related to Consultant’s research, clinical, or educational activities at DFCI in order to provide DFCI an opportunity to assess, together with Company, whether the invention is subject to the provisions of Paragraph 6 below.

6	Notwithstanding Paragraph 5 above, Company agrees and understands that Consultant has a pre-existing obligation to assign to his or her employer, DFCI, all of Consultant’s rights in intellectual property which arise or are derived from Consultant’s employment at DFCI or which utilize the funds, including funding from any outside source awarded to or administered by DFCI, personnel, facilities, materials, or other resources of DFCI including resources provided in-kind by outside-sources. Company has no rights by reason of this Agreement in any publication, invention, discovery, improvement or other intellectual property, whether or not publishable, patentable or copyrightable that is subject to Consultant’s obligations to DFCI. Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created hereunder in gaining access, whether by license or otherwise, to any proprietary information or intellectual property of DFCI. Other than the inventions assigned to Company pursuant to Paragraph 5 above, Company shall have no rights or interests in any other inventions, discoveries or developments owned by or assignable to DFCI.

7	Nothing in the Agreement shall be construed to restrict or limit the duties Consultant is performing or may perform in the course of, or incidental to, Consultant’s employment at DFCI, including but not limited to research sponsored by a third party commercial entity nor shall anything in the Agreement be construed to restrict or limit Consultant’s right to serve as an advisor to any hospital, or to any governmental or not-for-profit organization.

8	Consultant may terminate this agreement without cause upon thirty (30) days notice.

9	The Company shall indemnify, defend and hold harmless Consultant, Consultant’s successors, heirs and assigns and DFCI and its trustees, employees and staff and their respective successors, heirs and assigns, (collectively “Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments brought by third parties arising from the good faith performance of the consulting services by Consultant.

Notwithstanding the foregoing, Company shall have no obligation under this Section 9 with respect to any claims, proceedings or investigations arising out of the gross negligence or willful misconduct of the Consultant.

10	Each party to the Agreement acknowledges (i) that the Consultant is entering into the Agreement, and providing services to the Company, in the Consultants individual capacity and not as an employee or agent of DFCI, (ii) DFCI is not a party to this Agreement and has no liability or obligation hereunder, and (iii) DFCI is intended as a third party beneficiary of this Agreement and certain provisions to this Agreement are for the benefit of DFCI and are enforceable by DFCI in its own name.

11	The validity, interpretation, and performance of this Agreement and any dispute connected herewith shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to choice of law provisions.

12	By signing these Standard Provisions, the parties to the Agreement agree to abide by these Standard Provisions, and further agree that if any provision in the Agreement is inconsistent with these Standard Provisions, these Standard Provisions shall govern and prevail.

13	The Standard Provisions shall be and hereby are in force and effect for the entire term of any Agreement between Consultant and Company.

ACCEPTED:

/s/ Tuan Ha-Ngoc	11/4/10
Tuan Ha-Ngoc, President and Chief Executive Officer	Date

/s/ Ronald A. DePinho	11/4/10
Ronald A. DePinho, MD	Date